As filed with the Securities and Exchange Commission on April 7, 2014
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EASTMAN CHEMICAL COMPANY
(Exact name of registrant specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	62-1539359 (I.R.S. Employer Identification No.)
200 South Wilcox Drive Kingsport, Tennessee 37662 (Address of principal executive offices)

Eastman Chemical Company 2012 Omnibus Stock Compensation Plan
(Full title of the plan)

David A. Golden Senior Vice President, Chief Legal Officer and Corporate Secretary Eastman Chemical Company P.O. Box 431 Kingsport, Tennessee 37662 (423) 229-2000
(Name, address and telephone number, including area code, of agent for service) _______________
Copy to:
Brian L. Henry Senior Counsel and Assistant Secretary Eastman Chemical Company P.O. Box 511 Kingsport, Tennessee 37662 (423) 229-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	10,000,000 (1)	$86.85 (2)	$868,500,000 (2)	$111,862.80 (3)
__________

(1)
Amount to be registered consists of an aggregate of 10,000,000 shares of common stock, par value $0.01 per share, of Eastman Chemical Company (“Common Stock”) issuable pursuant to the grant or exercise of awards to participants under the Eastman Chemical Company 2012 Omnibus Stock Compensation Plan (the “2012 Plan”). This registration statement also covers additional shares of Common Stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2012 Plan.

(2)
Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the registration fee calculation is based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on April 2, 2014.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)The documents constituting Part I of this registration statement will be sent or given to participants in the Eastman Chemical Company (the “Company”) 2012 Omnibus Stock Compensation Plan (the “2012 Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
(b)Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to Brian L. Henry, Senior Counsel and Assistant Secretary, at Eastman Chemical Company, P.O. Box 511, Kingsport, Tennessee 37662, or by telephone at (423) 229-2000.
PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.
The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(1)
The Company’s Annual Report on Form 10-K (including the portions of the Company’s Definitive Proxy Statement for its 2014 Annual Meeting of Stockholders filed on March 21, 2014 and incorporated by reference therein) for the year ended December 31, 2013;

(2)	The Company’s Current Reports on Form 8-K filed with the Commission on January 30, 2014 and February 25, 2014 (other than documents or portions of documents not deemed to be filed); and

(3)	The description of the Company’s capital stock in its Form 10/A, originally filed with the Commission on December 9, 1993 and subsequently amended.
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which removes from registration all securities that remain unsold will be deemed incorporated by reference in this registration statement and to be a part hereof.
Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Certain legal matters regarding the validity of the issuance of the shares of the Company’s common stock, par value $0.01 per share ( the “Common Stock”), covered by this registration statement will be passed upon for the Company by Brian L. Henry, an employee of the Company and its Senior Counsel and Assistant Secretary. Mr. Henry participates in the 2012 Plan and also owns shares of Common Stock and performance shares and restricted stock units granting contingent rights to shares of Common Stock. Assuming the full vesting of and payout of shares under his performance shares and restricted stock units, Mr. Henry owns less than 1% of the outstanding Common Stock.

Item 6.        Indemnification of Directors and Officers.

Limitation on Liability of Directors. Pursuant to authority conferred by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), Article VIII of the Company’s amended and restated certificate of incorporation eliminates the personal liability of the Company’s directors to it or its stockholders for monetary damages for breach of fiduciary duty. Directors remain liable for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (iv) any transaction from which directors derive an improper personal benefit.
Article VIII of the Company’s amended and restated certificate of incorporation further provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment. Article VIII of the Company’s amended and restated certificate of incorporation also incorporates any future amendments to Delaware law that further eliminate or limit the liability of directors.
Indemnification and Insurance. In accordance with Section 145 of the DGCL, which allows and, in some cases, requires the indemnification of directors and officers under certain circumstances, Article VII of the Company’s amended and restated certificate of incorporation and certain provisions of its amended and restated bylaws grant the Company’s directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as directors, trustees, officers, employees or agents of another enterprise. Section VI of the Company’s amended and restated bylaws further provides that an advancement for any such expenses shall only be made upon delivery to the Company by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified under Article VII of the Company’s amended and restated certificate of incorporation or otherwise.
In addition, Article VII of the Company’s amended and restated certificate of incorporation provides that directors and officers therein described shall be indemnified to the fullest extent not prohibited by Section 145 of the DGCL, or any successor provisions or amendments thereunder. In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Article VII of the Company’s amended and restated certificate of incorporation allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be a director or officer of the Company and to inure to the benefit of the indemnitee’s heirs, executors and administrators.
If a claim for indemnification under Article VII of the Company’s amended and restated certificate of incorporation is not paid in full by the Company or an advancement of expenses is not made by the Company within a prescribed period of time and a suit is filed in relation thereto, the Company’s amended and restated bylaws entitle the indemnitee to recover the expense of prosecuting or defending such suit, if the indemnitee is successful in whole or in part. The Company’s amended and restated bylaws also entitle the indemnitee to recover the expense of defending a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, if the indemnitee is successful in whole or in part. The amended and restated bylaws also entitle the Company to recover advanced expenses upon final adjudication that the indemnitee has not met the applicable standard of conduct set forth in Section 145 of the DGCL. Under the Company’s amended and restated bylaws, the burden of proving that the indemnitee is not entitled to be indemnified lies with the Company.
Article VII of the Company’s amended and restated certificate of incorporation further provides that the right to indemnification is not exclusive of any other right which any indemnitee may have or thereafter acquire under any statute, the Company’s amended and restated certificate of incorporation or amended and restated bylaws, any agreement or vote of stockholders or disinterested directors or otherwise, and permits, but does not require, the Company to indemnify and advance expenses to its agents and employees to the same (or any lesser or greater) extent as directors and officers. The amended and restated bylaws provide that the Company shall indemnify and advance expenses to employees to the same extent as to directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the

Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
The Company’s amended and restated bylaws authorize the Company to purchase insurance for directors, officers, trustees, employees, or agents of the Company or another enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such persons against such expense or liability under the DGCL. The Company intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers.
The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors and certain of its executive officers. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification for claims regarding (i) the act or failure to act in Indemnitee’s capacity as a director, officer, employee or agent of the Company (or any other entity as to which Indemnitee is serving in such capacity at the Company’s request); (ii) in respect of any transaction or other activity of the Company or such other entity; and (iii) Indemnitee’s status as a director, officer, employee or other representative of the Company or such other entity. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under the Company’s amended and restated certificate of incorporation or amended and restated bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.
Item 7.        Exemption from Registration Claimed.

Not applicable.
Item 8.        Exhibits.

See the Exhibit Index, which is incorporated herein by reference.
Item 9.        Undertakings.

(a)The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingsport, State of Tennessee, on April 7, 2014.
EASTMAN CHEMICAL COMPANY

By: /s/ David A. Golden
Name: David A. Golden
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Eastman Chemical Company, a Delaware corporation, hereby constitutes and appoints Curtis E. Espeland and David A. Golden, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such registration statement or registration statements shall comply with the Securities Act of 1933 and the applicable rules and regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes or resubstitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Mark J. Costa Mark J. Costa	Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2014
/s/ Curtis E. Espeland Curtis E. Espeland	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 7, 2014
/s/ Scott V. King Scott V. King	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	April 7, 2014
/s/ James P. Rogers James P. Rogers	Executive Chairman and Director	April 7, 2014
/s/ Humberto P. Alfonso Humberto P. Alfonso	Director	April 7, 2014
/s/ Gary E. Anderson Gary E. Anderson	Director	April 7, 2014
/s/ Brett D. Begemann Brett D. Begemann	Director	April 7, 2014
/s/ Michael P. Connors Michael P. Connors	Director	April 7, 2014
/s/ Stephen R. Demeritt Stephen R. Demeritt	Director	April 7, 2014
/s/ Robert M. Hernandez Robert M. Hernandez	Director	April 7, 2014
/s/ Julie F. Holder Julie F. Holder	Director	April 7, 2014
/s/ Renée J. Hornbaker Renée J. Hornbaker	Director	April 7, 2014
/s/ Lewis M. Kling Lewis M. Kling	Director	April 7, 2014
/s/ Howard L. Lance Howard L. Lance	Director	April 7, 2014
/s/ David W. Raisbeck David W. Raisbeck	Director	April 7, 2014

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Form of Eastman Chemical Company common stock certificate (incorporated herein by reference to Exhibit 4.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)
5.1	Opinion of Brian L. Henry, Senior Counsel and Assistant Secretary of the Company
23.1	Consent of Brian L. Henry (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (included on the signature page to this registration statement)
99.1
Eastman Chemical Company 2012 Omnibus Stock Compensation Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement for its 2012 Annual Meeting of Stockholders filed on March 21, 2012)